Exhibit 99.1

Oxbridge Highlights 2025/26 Contract Performance Updates and Reports Q3 2025 Results

GRAND CAYMAN, Cayman Islands (November 6, 2025) -- Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), a leader in digitizing reinsurance securities as tokenized real-world assets (RWAs), together with its subsidiary SurancePlus, today reported its results for the three and nine months ended September 30, 2025.

SurancePlus 2025–2026 Tokenized Reinsurance Update

SurancePlus continues to demonstrate strong performance across its 2025–2026 tokenized reinsurance offerings. The Balanced Yield Token (EtaCat Re), which targeted a 20% annual return, is now tracking approximately 25%, while the High Yield Token (ZetaCat Re) remains on track to meet its 42% target. These results reflect the portfolio’s disciplined underwriting approach and highlight how tokenized reinsurance can deliver consistent, uncorrelated returns within the $750 billion TAM reinsurance market.

Ecosystem Engagement & Events

Since the prior quarterly update, the Company has continued active participation in the global RWA and Web3 ecosystem. Oxbridge and SurancePlus attended Rare Evo (Las Vegas) and TOKEN2049 (Singapore); spoke at Spectrum 2025 (Grand Cayman); and are scheduled to speak at Uncorrelated Cayman 2025 (Grand Cayman).

Looking Ahead

As we prepare the next SurancePlus rollout, we are considering introducing regular dividend payouts on our security-backed CatRe tokens, moving away from a purely annual payout model.

Jay Madhu Chairman and CEO commented, “Through disciplined underwriting, our RWA tokenized reinsurance program is delivering attractive, high-quality, uncorrelated returns in a compliant, accessible format, while broadening investor participation. Both our RWA tokens are on pace to achieve approximately 25%, exceeding its 20% target, and the High Yield Token remains on track to achieve its 42% target”.

Financial Performance

Net premiums earned for the quarter ended September 30, 2025 decreased to $555,000 from $595,000 for the quarter ended September 30, 2024. The decrease is due to lower weighted average rate on reinsurance contracts in force during the quarter ended September 30, 2025, when compared to the prior period.

Net premiums earned for the nine-months ended September 30, 2025 increased to $1.73 million from $1.71 million for the nine-month period ended September 30, 2024. The increase is due to higher weighted average rate on reinsurance contracts in force during the nine-month period ended September 30, 2025, when compared to the prior period.

Net loss for the quarter ended September 30, 2025 was $187,000, or ($0.02) basic and diluted loss per share compared to a net loss of $540,000, or ($0.09) basic and diluted loss per share, for the quarter ended September 30, 2024. The decrease in net loss is primarily due to the decrease in unrealized loss on other investments during the quarter ended September 30, 2025 when compared with the prior period.

Net loss for the nine-months ending September 30, 2025 was $2.19 million, or ($0.30) basic and diluted loss per share compared to a net loss of $2.27 million, or ($0.37) basic and diluted loss per share, for the nine months ending September 30, 2024. The decrease in net loss is primarily due to the decrease in unrealized loss on other investments during the nine months period ended September 30, 2025 when compared with the prior period.

For the three months ended September 30, 2025, total expenses, including policy acquisition costs and general and administrative expenses, increased to $815,000 from $498,000 for the quarter ended September 30, 2024. The increase is primarily due to increased professional costs relating to investor relations, our web3 subsidiary tokenization costs, S-3 related costs, increased human resources and personnel costs and legal expenditures when compared with the prior period.

For the nine months ending September 30, 2025, total expenses, including policy acquisition costs, loss and loss adjustment expenses and general and administrative expenses, increased to $4.99 million from $1.67 million for the nine months ending September 30, 2024. The increase is primarily due to increased professional costs relating to investor relations, our web3 subsidiary tokenization costs, S-3 related costs, increased human resources and personnel costs and legal expenditures. The recording of full limit loss on one of the reinsurance contracts during the quarter ending June 30, 2025 also contributed towards the increase in total expenses when compared with the prior period.

As of September 30, 2025, our restricted cash and cash equivalents increased by $1.28 million or 21.7%, to $7.18 million, from $5.9 million as of December 31, 2024. The increase is the net result of premium deposits made during the nine-months ending September 30, 2025, the registered direct offering that generated $2.7 million net of expenses, and payment of Hurricane Milton losses and general administrative expenses.

Financial Ratios

Loss Ratio. The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our reinsurance business. The loss ratio remained consistent at 0% for the three-month period ended September 2025 when compared with prior comparative period. The loss ratio increased to 132.4% for the nine-month period ended September 30, 2025, when compared with the prior comparative period. This was due to the full limit loss on one of our reinsurance contracts affected by Hurricane Milton.

Acquisition Cost Ratio. The acquisition cost ratio is the ratio of policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio measures our operational efficiency in producing, underwriting and administering our reinsurance business.

The acquisition cost ratio remained consistent at 11.0% for the quarter end and nine-month periods ending September 30, 2025 when compared with the prior comparative periods.

Expense Ratio. The expense ratio is the ratio of policy acquisition costs and general and administrative expenses to net premiums earned. We use the expense ratio to measure our operating performance. For the three-month period ending September 30, 2025, the expense ratio increased to 146.8%, from 83.7% for the three-month period ending September 30, 2024. For the nine-month period ended September 30, 2025, the expense ratio increased to 156.2%, from 98% for the nine-month period ended September 30, 2024. The increases are primarily due to increased professional costs relating to investor relations and our web3 subsidiary marketing and operations, renewed S-3 related costs, increased human resources and personnel costs and legal expenditures during the quarter ended September 30, 2025, when compared with the prior comparable periods.

Combined ratio. We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the expense ratio. For the three-month period ended September 30, 2025, the combined ratio increased to 146.8%, from 83.7% for the three-month period ended September 30, 2024. For the nine-month period ending September 30, 2025, the combined ratio increased to 288.6%, from 98% for the nine-month period ending September 30, 2024. The increase is due to higher general and administrative expenses and the losses incurred during the three-month and nine-month periods ended September 30, 2025, when compared with the prior comparable periods.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

Date: November 6, 2025

Time: 4.30 p.m. Eastern time

Toll-free number: 877-524-8416

International number: +1 412-902-1028

Please call the conference telephone number 15 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at +1-201-493-6280

media@incommconferencing.com

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call until November 20, 2025.

Toll-free replay number: 877-660-6853

International replay number: +1-201-612-7415

Conference ID: 13756757

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (www.OxbridgeRe.com) (NASDAQ: OXBR, OXBRW) (“Oxbridge Re”) is headquartered in the Cayman Islands. The company offers tokenized Real-World Assets (“RWAs”) as tokenized reinsurance securities and reinsurance business solutions to property and casualty insurers, through its wholly owned subsidiaries Oxbridge Reinsurance Limited, Oxbridge Re NS, and SurancePlus Inc.

Insurance businesses in the Gulf Coast region of the United States purchase property and casualty reinsurance through our licensed reinsurers Oxbridge Reinsurance Limited and Oxbridge Re NS.

Our new Web3-focused subsidiary, SurancePlus Inc. (“SurancePlus”), has developed the first “on-chain” reinsurance RWA of its kind to be sponsored by a subsidiary of a publicly traded company. By digitizing interests in reinsurance contracts as on-chain RWAs, SurancePlus has democratized the availability of reinsurance as an alternative investment to both U.S. and non-U.S. investors.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on 26th March 2025. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September 30, 2025	At December 31, 2024

Assets
Investments:
Equity securities, at fair value (cost: $1,532)	$115	113
Cash and cash equivalents	726	2,135
Restricted cash and cash equivalents	6,450	3,758
Premiums receivable	1,211	1,059
Other Investments	-	48
Deferred policy acquisition costs	163	109
Operating lease right-of-use assets	70	148
Prepayment and other assets	118	94
Property and equipment, net	1	1
Total assets	$8,854	7,465

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	-	-
Notes payable to noteholders	118	118
Unearned Premiums Reserve	1,481	991
Operating lease liabilities	70	148
Accounts payable and other liabilities	311	366
Total liabilities	1,980	1,623

Mezzanine Equity
Due to EpsilonCat Re / DeltaCat Re / EtaCat Re / ZetaCat Re Tokenholders	1,208	1,732

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 7,664,122 and 6,379,002 shares issued and outstanding)	6	6
Additional paid-in capital	37,962	34,105
Accumulated Deficit	(32,258)	(30,163)
Total Oxbridge shareholders’ equity	5,710	3,948
Non-controlling interests	(44)	162
Total shareholders’ equity	5,666	4,110
Total liabilities and shareholders’ equity	$8,854	7,465

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(expressed in thousands of U.S. Dollars, except per share amounts)

	Three Months Ended September, 30		Nine Months Ended September 30,
	2025	2024	2024	2023

Revenue
Assumed premiums	-	-	2,222	2,379
Change in unearned premiums reserve	555	595	(490)	(671)

Net premiums earned	555	595	1,732	1,708
SurancePlus management fee income	-	-	1	312
Net investment and other income	79	62	251	188
Interest and gain on redemption of loan receivable	-	-	-	41
Unrealized (loss) gain on other investments	-	(424)	(20)	(1,937)
Realized gain on other investments	-	-	35	-
Change in fair value of equity securities	11	(28)	2	(188)

Total revenue	645	205	2,001	124

Expenses
Losses and loss adjustment expenses	-	-	2,293	-
Policy acquisition costs and underwriting expenses	61	66	191	188
General and administrative expenses	754	432	2,515	1,486

Total expenses	815	498	4,999	1,674

Income (loss) before income attributable to tokenholders and non-controlling interests	(170)	(293)	(2,998)	(1,550)
(Income) loss attributable to tokenholders	(2)	(247)	697	(716)

Loss before (income) attributable to non-controlling interests	(172)	(540)	(2,301)	(2,266)

(Income) loss attributable to non-controlling interests	(15)	-	102	-

Net (loss) Income attributable to ordinary shareholders	(187)	(540)	(2,199)	(2,266)

(Loss) Income per share attributable to shareholders
Basic and Diluted	(0.02)	(0.09)	(0.30)	(0.37)

Performance ratios to net premiums earned:
Loss ratio	0.0%	0.0%	132.4%	0.0%
Acquisition cost ratio	11.0%	11.1%	11.0%	11.0%
Expense ratio	146.8%	83.7%	156.2%	98.0%
Combined ratio	146.8%	83.7%	288.6%	98.0%